EXHIBIT 107.1

Calculation of Filing Fee Table

Form S-8

(Form Type)

Altimmune, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1 - Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, $0.0001 par value per share	Rule 457(c) and Rule 457(h)	3,193,659(3)	$6.11	$19,513,256.49	0.0001531	$2,987.50
Total Offering Amounts							$2,987.50
Total Fee Offsets							—
Net Fee Due							$2,987.50

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the Registrant’s common stock, par value $0.0001 per share (the “Common Stock”) which become issuable under the Altimmune, Inc. 2017 Omnibus Incentive Plan, as amended (the “2017 Plan”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock. Pursuant to Rule 416(c) under the Securities Act, this registration statement shall also cover an indeterminate amount of interests to be offered or sold pursuant to the 2017 Plan.

ebruary
(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) of the Securities Act, and based on the average of the high and low sales prices of the Common Stock, as quoted on The Nasdaq Global Market, on February 24, 2025, which is a date within five business days prior to the filing of this registration statement.

(3)

Represents automatic increases to the number of shares available for issuance under the 2017 Plan in accordance with the automatic annual increase provision of the 2017 Plan. Pursuant to the provision contained in the 2017 Plan, the number of shares of Common Stock reserved and available for issuance under the 2017 Plan is subject to an automatic annual increase on each January 1, beginning in 2019 and ending on and including January 1, 2027, by an amount equal to the lesser of: (i) four (4) percent (4%) of the total number of shares of Common Stock outstanding on a fully diluted basis as of December 31 of the immediately preceding calendar year, and (ii) such number of shares of Common Stock, if any, determined by the Board of Directors of the Registrant. Accordingly, on January 1, 2025, the number of shares of Common Stock reserved and available for issuance under the 2017 Plan increased by 3,193,659.